Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Reports Strong Second Quarter Earnings
Company Raises 2007 Earnings Per Share Guidance
Announces Increase in Share Repurchase Authorization

ST. LOUIS, July 25, 2007—Express Scripts, Inc. (Nasdaq: ESRX) announced second quarter net income of $152.7 million, or $0.57 per diluted share. Excluding a non-recurring gain on the sale of stock that is discussed below, earnings per diluted share was $0.56, a 47 percent increase over $0.38 per diluted share for the same quarter last year.  All per share amounts have been adjusted to reflect the Company’s 2-for-1 stock split, which was effective June 22, 2007.

During the quarter, Express Scripts repurchased 17.0 million shares of common stock (on a split-adjusted basis) for $826.7 million, and to date, the Company has repurchased 100.7 million shares.  The Board approved an increase in the share repurchase program by an additional 8 million shares to an aggregate program of 120 million shares.  The Company reported year-to-date cash flow from operations of $251.3 million compared to $193.8 million for the same period last year, and is on track to generate $750 to $850 million for the year.

“Our formulary strategy reinforces our business model, which is built around alignment of interests with plan sponsors and patients,” stated George Paz, president, chief executive officer and chairman.  “We demonstrated the power of teaming up with plan sponsors and patients to move market share to generics and lower-cost preferred drugs.  Together, we seized opportunities to lower the cost of prescription drugs, and at the same time, changed the marketplace.”

Second Quarter Review
Generic utilization reached a record 61.1 percent compared to 56.3 percent last year. Total adjusted claims for the quarter were 126.0 million.  Retail network claims processed in the second quarter were 94.1 million, home delivery claims were 10.2 million, and Specialty and Ancillary Services (“SAAS”) claims were 1.2 million.

Gross profit for the second quarter increased 22 percent to $443.4 million from $363.6 million last year.  The increase reflects higher generic utilization and lower retail and home delivery drug purchasing costs.  Gross profit per adjusted claim was a record $3.52, a 25 percent increase over $2.81 for the same quarter last year.

Operating income increased 35 percent to $260.3 million from $192.5 million last year.  Operating income for the SAAS segment decreased $5.9 million sequentially from $16.4 million in the first quarter of 2007 to $10.5 million in the second quarter.  This decrease was due to a $4.0 million charge to bad debt expense in the infusion business and normal seasonality in the mix of drugs dispensed in the specialty pharmacy.  The Company believes that the combination of its PBM and specialty offerings provides a cost-effective single source solution for its clients, and contributed to strong operating income in the PBM segment, which increased 47 percent to $249.8 million compared to $169.9 million last year.

Higher generic utilization and lower retail and home delivery drug purchasing costs translated into strong EBITDA growth.  EBITDA increased 31 percent to $286.5 million from $218.6 million last year and reached a record $2.27 per adjusted claim, a 34 percent increase over $1.69 last year.

During the quarter, the Company recorded a non-recurring gain of $4.2 million ($2.7 million, net of tax), or $0.01 per diluted share resulting from the sale of its CVS/Caremark shares in April 2007.

2007 Earnings Guidance
Changes to the Average Wholesale Price (“AWP”) drug pricing benchmark required by a settlement of a class action suit against a drug price reporting service are no longer expected to take effect in 2007.  As a result, the Company is eliminating the allowance for the potential impact of the AWP settlement in its current earnings forecast.

After eliminating the allowance for AWP changes that the Company had previously announced and further evaluating the strong underlying trends in the business, the Company is raising its previous 2007 diluted earnings per share guidance from a range of $2.15 to $2.21 to a range of $2.23 to $2.29.  This guidance range excludes the non-recurring items identified in Tables 3 and 4 below.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members through thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services.  The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements include but are not limited to:
•
uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•
investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•
changes in industry pricing benchmarks such as average wholesale price (“AWP”) and average manufacturer price (“AMP”), which could have the effect of reducing prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•
uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact  to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•
uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies
•	our ability to maintain growth rates, or to control operating or capital costs
•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•
results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•
the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network
•	the use and protection of the intellectual property we use in our business
•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	our ability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

Express Scripts Reports Second Quarter Earnings - Add 4

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2007	2006	2007	2006

Revenues [1]	$4,600.4	$4,421.1	$9,139.9	$8,801.1
Cost of revenues [1]	4,157.0	4,057.5	8,270.4	8,092.9
Gross profit	443.4	363.6	869.5	708.2
Selling, general and administrative	183.1	171.1	355.8	332.2
Operating income	260.3	192.5	513.7	376.0
Other (expense) income:
Non-operating gains (charges), net	4.2	-	(18.8)	-
Undistributed loss from joint venture	(0.4)	(0.3)	(0.8)	(0.8)
Interest income	2.6	4.0	5.4	9.0
Interest expense	(25.6)	(23.7)	(47.8)	(44.2)
	(19.2)	(20.0)	(62.0)	(36.0)
Income before income taxes	241.1	172.5	451.7	340.0
Provision for income taxes	88.4	64.7	165.3	127.5
Net income	$152.7	$107.8	$286.4	$212.5

Basic earnings per share:	$0.58	$0.38	$1.07	$0.74

Weighted average number of common shares
outstanding during the period - Basic EPS	263.6	282.4	267.6	287.6

Diluted earnings per share:	$0.57	$0.38	$1.06	$0.73

Weighted average number of common shares
outstanding during the period - Diluted EPS	267.0	286.8	271.1	292.4

[1]	Excludes estimated retail pharmacy co-payments of $943.9 and $1,045.7 for the three months ended June 30, 2007 and 2006, respectively, and $1,932.1 and $2,266.5 the six months ended June 30, 2007 and 2006, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

Express Scripts Reports Second Quarter Earnings - Add 5

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	June 30,	December 31,
(in millions, except share data)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$111.2	$131.0
Receivables, net	1,303.9	1,334.4
Inventories	198.4	194.6
Deferred taxes	107.1	90.9
Prepaid expenses and other current assets	24.2	21.2
Total current assets	1,744.8	1,772.1
Property and equipment, net	198.5	201.4
Goodwill	2,688.0	2,686.0
Other intangible assets, net	360.5	378.4
Other assets	41.1	70.2
Total assets	$5,032.9	$5,108.1

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$1,198.3	$1,275.7
Accounts payable	570.2	583.4
Accrued expenses	346.4	390.2
Current maturities of long-term debt	220.1	180.1
Total current liabilities	2,335.0	2,429.4
Long-term debt	1,700.3	1,270.4
Other liabilities	310.2	283.4
Total liabilities	4,345.5	3,983.2

Stockholders’ Equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share;
and no shares issued and outstanding	-	-
Common stock, 1,300,000,000 shares authorized, $0.01 par value per share;
shares issued: 318,867,000 and 159,442,000, respectively;
shares outstanding: 257,851,000 and 135,650,000, respectively	3.2	1.6
Additional paid-in capital	538.1	495.3
Accumulated other comprehensive income	15.0	11.9
Retained earnings	2,303.5	2,017.3
	2,859.8	2,526.1
Common stock in treasury at cost, 61,016,000 and 23,792,000
shares, respectively	(2,172.4)	(1,401.2)
Total stockholders’ equity	687.4	1,124.9
Total liabilities and stockholders’ equity	$5,032.9	$5,108.1

Express Scripts Reports Second Quarter Earnings - Add 6

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Cash Flows

	Six Months Ended
	June 30,
(in millions)	2007	2006
Cash flows from operating activities:
Net income	$286.4	$212.5
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	52.1	51.9
Non-cash adjustments to net income	23.5	13.4
Changes in operating assets and liabilities:
Claims and rebates payable	(77.4)	(175.8)
Other net changes in operating assets and liabilities	(33.3)	91.8
Net cash provided by operating activities	251.3	193.8

Cash flows from investing activities:
Purchases of property and equipment	(29.9)	(20.7)
Sale of marketable securities	34.2	-
Other	(0.6)	(0.1)
Net cash provided by (used in) investing activities	3.7	(20.8)

Cash flows from financing activities:
Proceeds from long-term debt	600.0	-
Repayment of long-term debt	(80.1)	(80.1)
Repayment of revolving credit line, net	(50.0)	285.0
Tax benefit relating to employee stock compensation	39.3	27.5
Treasury stock acquired	(826.7)	(707.7)
Net proceeds from employee stock plans	42.1	19.7
Deferred financing fees	(1.3)	(0.3)
Net cash used in financing activities	(276.7)	(455.9)

Effect of foreign currency translation adjustment	1.9	0.9

Net decrease in cash and cash equivalents	(19.8)	(282.0)
Cash and cash equivalents at beginning of period	131.0	477.9
Cash and cash equivalents at end of period	$111.2	$195.9

Express Scripts Reports Second Quarter Earnings - Add 7 (in millions, except per claim, per share and ratio data)

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics

	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	06/30/2007	03/31/2007	12/31/2006	09/30/2006	06/30/2006
Revenues
PBM (1)	3,669.3	3,608.9	3,626.3	3,465.1	3,528.4
SAAS	931.1	930.6	902.4	865.1	892.7
Total consolidated revenues	4,600.4	4,539.5	4,528.7	4,330.2	4,421.1

Claims Detail
Network (2)	94.1	96.8	97.8	93.2	96.9
Home delivery	10.2	10.0	10.3	10.2	10.4
Total PBM claims	104.3	106.8	108.1	103.4	107.3
Adjusted PBM claims (3)	124.8	126.8	128.7	123.8	128.1
SAAS claims (4)	1.2	1.2	1.3	1.3	1.5
Total adjusted claims (5)	126.0	128.0	130.0	125.1	129.6

Per Adjusted Claim
Adjusted Gross profit	$3.52	$3.26	$3.19	$2.99	$2.81
Adjusted EBITDA	$2.27	$2.11	$2.06	$1.84	$1.69

Selected Ratio Analysis
Table 2

	As of	As of	As of	As of	As of
	06/30/2007	03/31/2007	12/31/2006	09/30/2006	06/30/2006

Debt to EBITDA ratio (7)	1.8x	1.4x	1.6x	1.9x	2.1x
EBITDA interest coverage (8)	10.7x	10.2x	9.7x	9.4x	11.5x
Operating cash flow interest coverage (9)	7.2x	7.9x	6.9x	6.6x	9.3x
Debt to capitalization (10)	73.6%	51.4%	56.3%	62.7%	62.4%

See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Unaudited Earnings Excluding Non-recurring Items
Table 3

	3 months	3 months	6 months	6 months
	ended	ended	ended	ended
	06/30/2007	06/30/2006	06/30/2007	06/30/2006

Reported income before taxes	$241.1	$172.5	$451.7	$340.0
Transaction costs for terminated proposal to acquire Caremark, less special dividend received on Caremark stock
and gain on sale of Caremark stock	(4.2)	-	18.8	-
Settlement of contractual item with supply chain vendor	-	-	(9.0)	-
Income before taxes excluding net non-recurring charges	236.9	172.5	461.5	340.0

Adjusted provision for income taxes	86.9	64.7	168.9	127.5

Net income excluding net non-recurring charges	$150.0	$107.8	$292.6	$212.5

Weighted average number of shares
outstanding during period - diluted	267.0	286.8	271.1	292.4

Diluted earnings per share excluding
net charges	$0.56	$0.38	$1.08	$0.73

Diluted earnings per share as reported	0.57	0.38	1.06	0.73

Impact of non-recurring items	$0.01	$(0.00)	$(0.02)	$(0.00)

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

Earnings Guidance Forecast Excluding Non-recurring Items
Table 4

	For the year ended
	December 31, 2007

Earnings guidance range, including net non-recurring charges	$2.21	to	$2.27

Impact of non-recurring items per Table 3	0.02		0.02

Earnings guidance range, excluding net non-recurring charges	$2.23	to	$2.29

Express Scripts Reports Second Quarter Earnings - Add 8
EXPRESS SCRIPTS, INC.
Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in millions)

(1)	We have reclassified certain amounts deemed immaterial between PBM revenue and PBM cost of revenue. There is no effect on Consolidated Gross Profit.

(2)	Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(3)
PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.  Adjusted claims calculated from the table may differ due to rounding.

(4)
Specialty and Ancillary Services (SAAS) claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.  They also represent the distribution of specialty drugs through our CuraScript subsidiary.

(5)	Total adjusted claims includes PBM adjusted claims plus SAAS claims.

(6)
The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended June 30,		6 months ended June 30,
	2007	2006	2007	2006
Net income	$152.7	$107.8	$286.4	$212.5
Income taxes	88.4	64.7	165.3	127.5
Depreciation and amortization *	26.2	26.1	52.1	51.9
Interest expense, net	23.0	19.7	42.4	35.2
Undistributed loss from joint venture	0.4	0.3	0.8	0.8
Non-operating charges, net	(4.2)	-	18.8	-
EBITDA	286.5	218.6	565.8	427.9
Current income taxes	(87.4)	(71.4)	(170.9)	(132.9)
Interest expense less amortization	(22.5)	(19.2)	(41.4)	(34.2)
Undistributed loss from joint venture	(0.4)	(0.3)	(0.8)	(0.8)
Non-operating charges, net	4.2	-	(18.8)	-
Other adjustments to reconcile net income
to net cash provided by operating activities	(84.7)	25.1	(82.6)	(66.2)
Net cash provided by operating activities	$95.7	$152.8	$251.3	$193.8

EBITDA  is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization.  EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance.  EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	8.8	9.3	17.9	18.4
Selling, general and administrative	17.4	16.8	34.2	33.5
	26.2	26.1	52.1	51.9

(7)	Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(8)	Represents EBITDA for the twelve months ended divided by interest expense for the twelve months ended.

(9)	Represents Operating Cash Flow for the twelve months ended divided by interest expense for the twelve months ended.

(10)	Represents debt divided by the total of debt and stockholders equity.